COMMONWEALTH OF PENNSYLVANIA
PENNSYLVANIA PUBLIC UTILITY COMMISSION
P.O. BOX 3265, HARRISBURG, PA 171-5-3265
OCTOBER 25, 2001

G-00010903

JOHN L. MUNSCH ESQUIRE
WEST PENN POWER COMPANY
800 CABIN HILL DRIVE
GREENSBURG, PA 15601-1689

West Penn Power Company Proposed Changes to an Affiliated Interest
Agreement known as the Allegheny Power System Money Pool

To Whom It May Concern:

          This is to advise you that the Commission in Public Meeting on October 25, 2001 has adopted an Order in the above entitled proceeding.

          An Order has been enclosed for your records.

                                                                                  Very truly yours,

                                                                                  /s/ JAMES J. MCNULTY
                                                                                  James J. McNulty
                                                                                  Secretary

fg
encls
cert. Mail

Original to: Records
Copy to:      T. G. Sheppard - Fairmont C.C.
                    K. L. Warchol - Hagerstown C. C.
                    File (Legal)
                    10/29/01

PENNSYLVANIA
PUBLIC UTILITY COMMISSION
Harrisburg, PA 17105-3265

Public Meeting held October 25, 2001

Commissioners Present:

Glen R. Thomas, Chairman
Robert K. Bloom, Vice Chairman
Aaron Wilson, Jr.
Terrance J. Fitzpatrick

West Penn Power Company Proposed              Docket Numbers: G-00010903
Changes to an Affiliated Interest
Agreement known as the Allegheny
Power System Money Pool

ORDER

          On September 6, 2001, West Penn Power Company ("West Penn") filed proposed changes to an affiliated interest agreement known as the Allegheny Power System Money Pool ("Agreement" or "Money Pool") to become effective October 6, 2001. By Secretarial Letter dated September 19, 2001, the Commission extended the consideration period for this Agreement, until further order of the Commission

          The Potomac Edison Company ("Potomac Edison"), Monongahela Power Company ("MonPower"), Allegheny Energy supply company, LLC, and Allegheny Generating Company ("AGC") are affiliates of West Penn. Potomac Edison, Mon Power, West Penn, Allegheny Energy Supply Company, LLC and AGC are wholly owned subsidiaries of Allegheny Energy, Inc., a registered public utility holding company.

          Mountaineer Gas Company ("Mountaineer") is a public utility corporation organized and existing under the laws of the State of West Virginia that provides retail gas service to approximately 200,000 customers in portions of West Virginia. Mountaineer is a wholly owned subsidiary of Mon Power and therefore, an affiliate of West Penn under Section 2102 of the Public Utility Code.

          The Money Pool is an internal financing arrangement among affiliates of Allegheny Energy, Inc., in which the excess funds of some participants are used to satisfy the short-term borrowing needs of other participants. Using the Money Pool in place of settling intercompany billings is a more efficient method of managing the funds of the subsidiaries and will result in higher returns for investing members and lower costs for borrowing members. Currently the participants in the Money Pool are Allegheny Energy, Inc., Allegheny Energy Supply Company, Mon Power, Potomac Edison, West Penn, and AGC. AGC may only borrow from the Money Pool, while Allegheny Energy, Inc. may only lend to the Money Pool.

          Allegheny Energy Service Corporation ("AESC") performs the overall administration of the Money Pool which includes the daily balancing of each Money Pool participant. The operation of the Money Pool is designed to match, on a daily basis, the available cash and short-term borrowing requirements of the participants, thereby minimizing the need to borrow funds in external short-term capital markets.

          West Penn has previously received Commission approval under the affiliated interest provision of the Public Utility Code to participate in the Money Pool by Commission Order at Docket No. G-910274 entered November 7, 1991, and by Order at Docket No. G-00970583 entered December 18, 1997, and by Order at Docket No. G-00000755 entered by July 20, 2000.

          West Penn requests to amend the Money Pool Agreement by adding Mountaineer as an investing and a borrowing participant. Participation in the Money Pool will enhance Mountaineer's ability to function effectively as a gas provider by giving it access to the financial pool if it has extra cash to invest or needs money to operate.

          We note that this Agreement is filed in accordance with the requirements of Section 2102(b) of the Public Utility Code, 66 Pa. C.S. Section 2102(b).

          West Penn indicates that no services will be provided prior to Commission approval. Therefore, West Penn has not derived revenues from, nor allocated costs for, its Pennsylvania operations in excess of the exception set forth at Section 2102(d) of the Public Utility Code. Consequently, there has been no violation of Chapter 21.

          We have determined that the Agreement appears to be reasonable and consistent with the public interest. However, approval of the Agreement does not preclude us from investigating, during any formal proceeding, the reasonableness of this Agreement; THEREFORE,

          IT IS ORDERED:

          1.     That the proposed changes to the affiliated interest agreement known as the
                  Allegheny Power System Money Pool be, and hereby are, approved.

          2.     That acceptance does not preclude the Commission from investigating, during any formal proceeding, the reasonableness of charges incurred under this
                   Agreement.

          3.     That this proceeding at Docket No. G-00010903 be marked closed.

                                                                        BY THE COMMISSION,

                                                                        /S/ JAMES J. McNULTY

                                                                        James J. McNulty

                                                                        Secretary

(SEAL)
ORDERED ADOPTED: October 25, 2001
ORDER ENTERED: October 25, 2001